Exhibit 10.8(B)

CERTAIN CONFIDENTIAL INFORMATION INDICATED BY “[***]” HAS BEEN OMITTED FROM THE FILED COPY OF THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

ROYALTY PURCHASE AGREEMENT

BY AND BETWEEN

APR APPLIED PHARMA RESEARCH S.A.

AND

SWK FUNDING LLC

DATED AS OF DECEMBER 2, 2015

i

List of Exhibits

A	Seller’s Wire Transfer Instructions

B	Purchaser’s Wire Transfer Instructions

C	Schedule of Exceptions to Seller’s Representations and Warranties

D	Product Agreements (to be amended with any additional Product Agreements, if executed in the future)

INDEX OF DEFINED TERMS

2016 Royalty Year	1	Proceeds	4
2017 Royalty Year	1	Product	4
Additional License Agreements	1	Product Agreements	5
Additional Payment	8	Product Related IP	5
Adverse Claim	1	Purchase Price	5
Affiliate	2	Purchased Receivables	5
Agreement	1	Purchased Royalty Period	5
Bill of Sale	11	Purchaser	1
Business Day	2	Purchaser Indemnified Party	23
Closing Date	11	Purchaser Material Adverse Effect	5
Closing Payment	8	Receivables	5
Consent	2	Royalty Payment	5
Consent and Instruction Letter	11	Royalty Reports	5
Contract	2	Royalty Sharing Threshold Amount	6
Control	2	Royalty Sharing Threshold Date	6
Counterparties	2	Royalty Year	6
Counterparty	2	Second Additional Payment Condition	6
Defense Conditions	24	Seller	1
Depomed	1	Seller Indemnified Party	23
Depomed Agreements	2	Seller Material Adverse Effect	6
Depomed License Agreement	1	Sharing Payment	8
Diclofenac	2	Territory	6
Excess Annual Royalty Payments	2	Third Party Claim	24
Final 2016 Royalty Report	3	Threshold Amount	6
Final 2017 Royalty Report	3	Threshold Date	6
First Additional Payment Condition	3	Total Net Amount	6
Governmental Entity	3	Transaction Documents	7
Indemnification Cap	3	UCC	7
Indemnified Party	24	Upfront Payment	7
Indemnifying Party	24
Intellectual Property	3
Judgment	4
Knowledge of Seller	4
Known to Seller	4
Law	4
Losses	23
Modification	19
Net Sales	4
Nonassignable	9
Original Purchased Receivables	1
Original Royalty Purchase Agreement	1
Outstanding Litigation	4
Permitted Adverse Claim	4
Person	4
Pro Rata Portion	4

THIS ROYALTY PURCHASE AGREEMENT entered and made effective as of this 2nd day of December, 2015 (this “Agreement”), by and between APR APPLIED PHARMA RESEARCH S.A., a corporation organized and existing according to the laws of Switzerland (“Seller”), and SWK FUNDING LLC, a Delaware limited liability company (“Purchaser”).

INTRODUCTION

Seller is a party to that certain Amended and Restated Sachet License Agreement dated as of June 25, 2012 (as amended and as the same may be amended, modified or supplemented hereafter, the “Depomed License Agreement”), between Seller and Depomed, Inc., as successor-in-interest to Nautilus Neurosciences, Inc. (“Depomed”).

Seller and Purchaser are parties to that certain Royalty Purchase Agreement dated as of July 31, 2014 (the “Original Royalty Purchase Agreement”), pursuant to which Seller sold, transferred, assigned and conveyed to Purchaser, and Purchaser purchased, acquired and accepted from Seller, all of Seller’s right, title and interest in and to 25% of the Receivables (the “Original Purchased Receivables”).

Seller desires to sell, transfer, assign and convey to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to an additional 25% of the Receivables (as defined below), for the consideration and on the terms and subject to the conditions set forth in this Agreement.

In consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions. For purposes of this Agreement, the following capitalized terms have the meanings specified below:

“2016 Royalty Year” means the Royalty Year ending in December 2016.

“2017 Royalty Year” means the Royalty Year ending in December 2017.

“Additional License Agreements” means any additional revenue generating agreements entered into by Seller with Counterparties (other than Depomed) with respect to the sale, manufacture, marketing, distribution or licensing of the Product in the Territory as well as any and all sub-license agreements entered into by such Counterparty and any and all other related agreements by and between Seller and such Counterparty, or such Counterparty and a sub-licensee, as applicable with respect to the sale, manufacture, marketing, distribution or license of the Product in the Territory.

“Adverse Claim” means a lien, title defect, pledge, security interest, charge or encumbrance, or other right or claim in or on any Person’s assets or properties in favor of any other Person.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” shall have the meaning as set forth in the first paragraph above.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York or Lugano, Switzerland are permitted or required by applicable Law to remain closed.

“Consent” means any consent, approval, license, permit, order, authorization, registration, filing or notice.

“Contract” means any contract, lease, license, indenture, instrument or other agreement.

“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

“Counterparties” and “Counterparty” means Depomed and any other Persons counterparty to an Additional License Agreement.

“Depomed Agreements” means the Depomed License Agreement, any and all sub-license agreements concerning the Products entered into by Depomed (or its predecessor in interest Nautilus Neurosciences, Inc.) and any and all other related agreements concerning the Products, including certain Paragraph IV settlement agreements, by and between Seller and Depomed, or Depomed and a sub-licensee and/or a third party, as applicable.

“Depomed License Agreement” shall have the meaning as set forth in the first paragraph of the Introduction above.

“Diclofenac” means diclofenac or any acid or salt forms thereof.

“Excess Annual Royalty Payments” means, on any date of determination following the Royalty Sharing Threshold Date, the excess, if any, of (x) the aggregate amount of Purchased Receivables received by Purchaser during any Royalty Year over (y) $1,062,500; provided, however, that in no event shall Seller be entitled to any portion of the Purchased Receivables received by Purchaser until the Total Net Amount exceeds the Royalty Sharing Threshold Amount in the aggregate. As an example, if (i) Purchaser has received Purchased Receivables in the aggregate through the third Royalty Year equal to $5,000,000, (ii) the First Additional Payment Condition and Second Additional Payment Condition have been met and the resulting Purchase Price equals $5,000,000, and (iii) Purchaser receives Purchased Receivables equal to $2,000,000 in Royalty Year four, the Excess Annual Royalty Payments for Royalty Year four shall be $937,500, fifty percent (50%) of which will be remitted to Seller pursuant to Section 2.1(c) hereof. For purposes of clarity, any Original Purchased Receivables shall not be counted in calculating Excess Annual Royalty Payments under this Agreement.

“Final 2016 Royalty Report” means the first Royalty Report that, when combined with all prior Royalty Reports received by Purchaser, includes adequate (as determined by Purchaser in its reasonable discretion) information regarding the full amount of Net Sales of the Product in the Territory for each Royalty Quarter for the 2016 Royalty Year.

“Final 2017 Royalty Report” means the first Royalty Report that, when combined with all prior Royalty Reports received by Purchaser, includes adequate (as determined by Purchaser in its reasonable discretion) information regarding the full amount of Net Sales of the Product in the Territory for each Royalty Quarter for the 2017 Royalty Year.

“First Additional Payment Condition” means the achievement of Net Sales of the Product in the Territory for the 2016 Royalty Year of at least $40,000,000 as confirmed by the Final 2016 Royalty Report.

“Governmental Entity” means any United States, Canadian, Swiss or other foreign (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority, or power of any nature, including any arbitral tribunal.

“Indemnification Cap” means two and one-half times (2.5x) the amount of the Purchase Price as of any date of determination.

“Intellectual Property” means, with respect to any Person, all intellectual property owned or licensed (as licensor or licensee) by such Person and in which such Person has a pecuniary interest, including (i) all patents, patent applications, and inventions and discoveries that may be patentable, (ii) all know-how, trade secrets, software, technical information, data, registrations, applications for governmental approvals, inventions, processes, devices, improvements, formulations, discoveries, compositions, ingredients, research, developments, best practices (including clinical pathways), formulae, protocols, standards, methods, techniques, designs, quality control practices and information, research and test procedures and information, and safety, environmental and health practices and information, (iii) all confidential or proprietary information, commercial information, management systems, business processes and practices, trial results and files, procurement practices and information, supplier qualification and approval practices and information, training materials, sales and marketing materials, advertising and promotional materials and (iv) all rights in any jurisdiction to limit the use or disclosure of any of the foregoing, and rights to sue and recover damages or obtain injunctive relief for infringement, dilution, misappropriation, violation or breach of any of the foregoing.

“Judgment” means any judgment, order, ruling, injunction, assessment, award, writ or decree of any Governmental Entity or arbitrator.

“Knowledge of Seller” means the knowledge of any executive officer or director of Seller. For purposes of this Agreement, any such individual shall be deemed to have knowledge of a particular fact or other matter if such individual (i) is actually aware of such fact or other matter, (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter after reasonable investigation or (iii) would have discovered such fact in the normal course of his or her duties. “Known to Seller” has the correlative meaning.

“Law” means any law, statute, code, rule, regulation or ordinance of any Governmental Entity and all Judgments.

“Net Sales” shall have the meaning as set forth in the Depomed License Agreement, but shall be deemed to include (i) any equivalent or similar net sales definition as set forth in any Product Agreement other than the Depomed Agreements and (ii) in the case of any direct sales or marketing of the Product in the Territory by Seller, its Affiliates or their respective sub-licensees other than pursuant to a Product Agreement, any and all gross amounts billed or invoiced by Seller, such Affiliate or sub-licenses, less all the deductions as set forth in the Net Sales definition of the Depomed License Agreement, in each case stemming from or relating to the sale or other transfer of the Product within the Territory.

“Outstanding Litigation” means any litigation matters described in Exhibit C hereto.

“Permitted Adverse Claim” means (i) any Adverse Claim in favor of Purchaser created pursuant to this Agreement or (ii) any Adverse Claim as to which no enforcement collection, execution, levy or foreclosure proceeding shall have been commenced or threatened that secures the payment of taxes, assessments and governmental charges or levies, if and to the extent the same are either (x) not yet due and payable or (y) being contested in good faith and as to which adequate reserves have been provided, in any case with respect to clause (ii) only to the extent such Adverse Claim could not reasonably be expected to have a Seller Material Adverse Effect.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Entity or other entity or organization.

“Pro Rata Portion” means twenty-five percent (25%) (not including any percentage relating to the Original Royalty Purchase Agreement).

“Proceeds” means any amounts actually recovered by Seller from a Person as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the Receivables.

“Product” means the sachet product containing as active ingredient Diclofenac approved by the FDA on June 17th, 2009 for marketing and sale in the United States under the brand name Cambia and its equivalent approved product in Canada, including any improvement thereof and any other product (i) suitable for prescription in finished pharmaceutical form; (ii) containing as active ingredient Diclofenac; (iii) with the same therapeutic indications of the FDA approval dated June 17th, 2009; (iv) developed under a Product Agreement or otherwise directly by or on behalf of Seller or its Affiliate and, in each case, with the exclusion of any OTC product.

“Product Agreements” means the Depomed Agreements and any Additional License Agreements.

“Product Related IP” means the Intellectual Property related to a Product that is owned or licensed (as licensor or licensee) by Seller, any Counterparty or their Affiliates.

“Purchase Price” shall mean, collectively, the Closing Payment and any Additional Payments, if paid pursuant to Section 2.1(b)(ii) and (iii)

“Purchased Receivables” means the Pro Rata Portion of the Receivables, it being understood and agreed that once the Threshold Date has occurred, Purchaser shall have no further ownership interest or Adverse Claim in or to the Receivables.

“Purchased Royalty Period” means the period beginning on (and including) October 1, 2015 and ending on the Threshold Date.

“Purchaser Material Adverse Effect” means any one or more of (i) a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement or (ii) a material adverse effect on the validity or enforceability of this Agreement or the rights of Seller hereunder.

“Receivables” means all Royalty Payments attributable to Net Sales in respect of the Products sold in the Territory during the Purchased Royalty Period, and any other payments and/or reimbursement amounts in lieu of any Royalty Payments payable to Seller or its Affiliate under any Product Agreement.

“Royalty Payment” means any and all amounts received by Seller or its Affiliate in relation and limited to Net Sales of the Product in the Territory, whether pursuant to a Product Agreement or otherwise (in the case of any direct sales or manufacture of a Product by or on behalf of Seller or its Affiliate) including, without limitation, any and all Sachet Milestone Payments, Full Continuing Sachet Royalties, Reduced Continuing Royalties, Sachet Net Sub-License Revenues, and Settlement License Revenues, in each case as related to the Product in the Territory only (as each such term is defined in the Depomed License Agreement) or similar royalty amounts received by Seller or its Affiliate pursuant to or in connection with any Depomed Agreement and/or (ii) any other royalty or similar payments or Upfront Payments received by Seller or its Affiliate pursuant to or in connection with any Additional License Agreement.

“Royalty Reports” means the reports delivered by a Counterparty pursuant to the applicable Product Agreement in respect of Net Sales.

“Royalty Sharing Threshold Amount” means, as of any date of determination, an amount equal to the Purchase Price.

“Royalty Sharing Threshold Date” means the date on which the Total Net Amount first exceeds the Royalty Sharing Threshold Amount.

“Royalty Quarter” means each calendar quarter during the Purchased Royalty Period.

“Royalty Year” means each calendar year beginning or ending during the Purchased Royalty Period.

“Second Additional Payment Condition” means the achievement of Net Sales of the Product in the Territory for the 2017 Royalty Year of at least $50,000,000 as confirmed by the Final 2017 Royalty Report.

“Seller Material Adverse Effect” means any one or more of: (i) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement or any Product Agreement, (ii) a material adverse effect on the validity or enforceability of this Agreement or any Product Agreement or the rights of Purchaser hereunder or (iii) a material adverse effect on the rights of Seller under any Product Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Territory” means the countries of the United States of America and Canada and their respective territories and possessions.

“Threshold Amount” means, as of any date of determination, an amount equal to the Purchase Price multiplied by 2.5.

“Threshold Date” means the date on which the Total Net Amount first exceeds the Threshold Amount.

“Total Net Amount” means, as of any date of determination, an amount equal to (a) the aggregate amount of all payments remitted to, or otherwise received by, Purchaser on or prior to such date pursuant to this Agreement (and specifically excluding any amounts received pursuant to the Original Royalty Purchase Agreement), including (i) all payments in respect of Purchased Receivables pursuant to Section 6.2(a) and Section 6.2(c) (or otherwise) and (ii) the aggregate amount of Proceeds that are remitted to, or otherwise received by, Purchaser pursuant to Section 6.6 and Section 6.13, less (b) the aggregate amount of all Sharing Payments paid to Seller pursuant to Section 2.1(c), less (c) the aggregate amount of all reasonable third party costs and expenses actually paid (and not reimbursed, whether by a Counterparty, Seller or any other Person) by Purchaser on or prior to such date pursuant to this Agreement or otherwise in connection with the enforcement of Purchaser’s rights under this Agreement less (d) the amount of any Canadian withholding tax not directly recoverable by Purchaser upon filing a Canadian tax return for such year, less (e) any US or Canadian sales or use tax (including the HST) payable by Purchaser to the extent not received from a Counterparty or other Person.

“Transaction Documents” means this Agreement, the Bill of Sale and all of the other agreements, documents, letters and certificates executed or delivered in connection herewith.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or the District of Columbia, as applicable.

“Upfront Payment” means any payment from a Counterparty pursuant to an Additional License Agreement payable at the time such agreement is executed.

Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the applicable Product Agreement. In the event a capitalized term used herein is defined in both this Agreement and a Product Agreements, the meaning given to such term in this Agreement shall control.

Section 1.2. Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(b) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) references to a Contract mean such Contract as amended, modified or supplemented and including any annexes, exhibits and schedules attached thereto, in each case to the extent not prohibited by such Contract or this Agreement;

(d) references to a Person are also to its permitted successors and assigns;

(e) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(f) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(g) references to a Law include any amendment or modification to such Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement; and

(h) references to this “Agreement” shall include a reference to all Schedules and Exhibits attached to this Agreement (including the Schedule of Exceptions attached hereto as Exhibit C), all of which constitute a part of this Agreement and are incorporated herein for all purposes.

ARTICLE II

PURCHASE AND SALE OF PURCHASED RECEIVABLES

Section 2.1. Purchase and Sale of Purchased Receivables.

(a) Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all Adverse Claims (other than Permitted Adverse Claims or Adverse Claims arising through Purchaser), all of Seller’s right, title and interest in and to the Purchased Receivables. Seller and Purchaser agree that the Purchased Receivables are in addition to the Original Purchased Receivables.

(b) Purchase Price. The Purchase Price for the Purchased Receivables shall be payable by Purchaser to Seller as follows:

(i) Closing Payment. A payment of $4,500,000 (the “Closing Payment”) for the Purchased Receivables shall be payable by Purchaser to Seller on the Closing Date.

(ii) First Additional Payment. An additional payment of $250,000 (together with the additional payment described in Section 2.1(b)(iii) below, individually and collectively referred to herein as an “Additional Payment”) for the Purchased Receivables shall be payable to Seller after receipt by the Purchaser of the Final 2016 Royalty Report in the event the First Additional Payment Condition is met. If the First Additional Payment Condition is not met, no Additional Payment shall be due or payable in connection with the 2016 Royalty Year. Such Additional Payment, if due, shall be paid to Seller within 30 days of Purchaser’s receipt of the Final 2016 Royalty Report.

(iii) Second Additional Payment. An additional payment of $250,000 for the Purchased Receivables shall be payable to Seller after receipt by the Purchaser of the Final 2017 Royalty Report in the event the Second Additional Payment Condition is met. If the Second Additional Payment Condition is not met, no Additional Payment shall be due or payable in connection with the 2017 Royalty Year. Such Additional Payment, if due, shall be paid to Seller within 30 days of Purchaser’s receipt of the Final 2017 Royalty Report.

(c) Excess Annual Royalty Payments. After the Royalty Sharing Threshold Date, Purchaser shall remit to Seller an amount equal to fifty percent (50%) of any Excess Annual Royalty Payments received by Purchaser pursuant to this Agreement (each, a “Sharing Payment”) during any Royalty Year. Any such Sharing Payments shall be paid to Seller by wire transfer of immediately available funds to the account set forth in Exhibit A within five (5) Business Days of actual receipt of any Excess Annual Royalty Payments by Purchaser pursuant to this Agreement.

Section 2.2. No Purchase or Sale of Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and conveyance to Purchaser under this Agreement, all Receivables and rights under the Product Agreements other than the Purchased Receivables.

Section 2.3. No Obligations Transferred. Notwithstanding anything to the contrary contained in this Agreement, (a) the sale, transfer, assignment and conveyance to Purchaser of the Purchased Receivables pursuant to this Agreement shall not in any way subject Purchaser to, or transfer, affect or modify, any obligation or liability of Seller under any Product Agreement and (b) Purchaser expressly does not assume or agree to become responsible for any obligation or liability of Seller under any Product Agreement or otherwise.

Section 2.4 Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement shall constitute a sale of the Purchased Receivables from Seller to Purchaser and not a financing transaction, borrowing or loan; and accordingly, Seller and Purchaser will treat the sale, transfer, assignment and conveyance of the Purchased Receivables as sales of “accounts” in accordance with the UCC for accounting purposes, and Seller hereby authorizes Purchaser or its designee, from and after the Closing Date, to execute, record and file such financing statements (and continuation statements with respect to such financing statements when applicable) naming Seller as the seller/debtor and Purchaser as the purchaser/secured party of the Purchased Receivables as may be necessary to perfect such sale. If, notwithstanding the intent of the Parties hereto in this regard, the sale, transfer, assignment and conveyance contemplated hereby is held not to be a sale, this Agreement shall constitute a security agreement and Seller does hereby grant to Purchaser a security interest in and to the Purchased Receivables, whether now owned or hereafter acquired or arising, and wherever located, and any proceeds (as such term is defined in the UCC), to secure payment to Purchaser of amounts equal to the Purchased Receivables as they are paid under the Product Agreements, and Seller does hereby authorize Purchaser to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect its security interest. Seller waives, to the maximum extent permitted by law, any right to contest or otherwise assert that this Agreement is other than a true, complete, absolute and irrevocable sale by Seller to Purchaser of the Purchased Receivables under applicable Law, which waiver shall be enforceable, to the maximum extent permitted by law, against Seller in any bankruptcy or insolvency proceeding relating to Seller. The sale, transfer, assignment and conveyance of the Purchased Receivables shall be reflected on Seller’s financial statements and other records as a sale of assets to Purchaser. Seller agrees that in any consolidated financial statements of Seller it shall indicate that the Purchased Receivables are the assets of Purchaser.

Section 2.5. Nonassignable Assets. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any asset included in the Purchased Receivables, including any Contract, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained or to the extent any such assignment restriction is removed or expires by its term. Seller shall use commercially reasonable efforts to cooperate with Purchaser in endeavoring to obtain such consents promptly. In the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date until the date this Agreement terminates in accordance with Section 7.8, by Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Seller in Purchaser’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take such actions as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Purchases all money or other consideration received by it in respect of all Nonassignable Assets.

Section 2.6. Power of Attorney. As of and from the Closing Date through the date this Agreement terminates in accordance with Section 7.8, Seller on behalf of itself and its Affiliates hereby irrevocably constitutes and appoints Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, with full power of substitution, as Seller’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Purchaser’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement in respect of the Purchased Royalties (including without limitation the exercise of Purchaser’s rights pursuant to Section 6.14(c) hereof) and the Bill of Sale and, without limiting the generality of the foregoing, to the extent that Seller has the right under applicable Law and any applicable Contract, Seller hereby grants to Purchaser the power and right, on behalf of Seller, to the extent (i) Seller has the legal power or right to do such act for its own benefit and (ii) Seller fails to take any such action described below to the reasonable satisfaction of Purchaser with ten (10) Business Days written request therefore by Purchaser, in each case without notice to or assent by Seller, and at any time, to do the following: (a) pay or discharge any taxes, liens, security interests, or other encumbrances or other Adverse Claims levied or placed on or threatened against the Purchased Receivables (other than Adverse Claims arising through Purchaser); (b) communicate in its own name with any party to any Contract with regard to the assignment of the right, title and interest of Seller in and under the Purchased Receivables and other matters relating thereto; (c) execute, in connection with the transfer of title, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Receivables, (d) to perform all the obligations and receive all the benefits of Seller under the Nonassignable Assets, and (e) defend, exercise or enforce any of Seller’s rights under the Product Agreements in any manner reasonably necessary or advisable to protect Purchaser’s rights under this Agreement and appoint Purchaser their attorneys-in-fact to act in their name on their behalf. The power of attorney granted hereby is coupled with an interest, and may not be revoked or canceled by Seller without Purchaser’s written consent other than upon termination of this Agreement in accordance with Section 7.8. If reasonably requested by Purchaser, Seller shall execute a stand-alone power of attorney with consistent with the terms of this Section 2.6 to enable to Purchaser to present such power of attorney to other parties without disclosing this Agreement.

ARTICLE III

CLOSING

Section 3.1. Closing. The closing of the purchase and sale of the Purchased Receivables shall take place at the offices of Holland & Knight LLP, 200 Crescent Court, Suite 1600, Dallas, Texas 75201, at 10:00 a.m. Dallas time on December 2, 2015 (the “Closing Date”).

Section 3.2. Payment of Purchase Price. On the Closing Date, Purchaser shall deliver to Seller the Closing Payment in accordance with Section 2.1(b)(i) by wire transfer of immediately available funds to the account set forth in Exhibit A.

Section 3.3. Seller’s Secretary Certificate. On the Closing Date, Seller shall deliver to Purchaser a certificate of the Secretary of Seller, dated the Closing Date, certifying as to (i) the incumbency of the officer of Seller executing this Agreement and (ii) the attached copies of Seller’s organizational documents and resolutions adopted by Seller’s Board of Directors authorizing the entry into this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

Section 3.4. Bill of Sale and Assignment. On the Closing Date, Seller and Purchaser shall each deliver to the other party hereto a duly executed bill of sale and assignment in form and substance acceptable to Purchaser in its sole discretion and evidencing the sale and assignment to Purchaser of the Purchased Receivables (the “Bill of Sale”).

Section 3.5. Tax Forms. Prior to the Closing Date, Purchaser shall deliver to Seller a valid and properly executed IRS Form W-9, certifying that Purchaser is exempt from United States federal withholding tax with respect to all payments with respect to the Purchased Receivables.

Section 3.6. Depomed Consent and Instruction Letter. On or before the Closing Date, Seller shall deliver to Purchaser an executed consent and instruction letter, duly executed by Depomed and Seller and otherwise in form and substance reasonably acceptable to Purchaser (the “Consent and Instruction Letter”).

Section 3.7. Receipt. On the Closing Date, Seller shall deliver to Purchaser a duly executed receipt for payment of the Closing Payment.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

Except as otherwise set forth on Exhibit C, Seller hereby represents and warrants to Purchaser as of the date hereof:

Section 4.1. Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of Switzerland. Seller has all power and authority, and all Consents of all Governmental Entities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under this Agreement and the Depomed Agreements. Seller is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by applicable Law.

Section 4.2. Authorization. Seller has the corporate power to enter into the Transaction Documents and to consummate the transactions contemplated thereby. The entry into the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Seller. Each of the Transaction Documents to which Seller is a party has been duly executed and delivered by Seller.

Section 4.3. Enforceability. Each of the Transaction Documents to which Seller is a party constitutes a valid, binding and enforceable obligation of Seller, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, and other laws of general application relating to or affecting creditors’ rights generally.

Section 4.4. Absence of Conflicts. The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated therein do not and will not (a) contravene any provision of Seller’s organizational and governing documents, (b) constitute a breach of, or result in a default under or cause the acceleration of any payments pursuant to, any Contract (including, without limitation, any Depomed Agreement) to which Seller or any of its Subsidiaries is a party or by which any of their respective assets or properties are bound, (c) violate any provision of Law applicable to Seller or any of its Subsidiaries or (d) result in or require the creation or imposition of any Adverse Claim on any assets of Seller or its Subsidiaries, any Depomed Agreement or the Purchased Receivables (in each case except as created by this Agreement).

Section 4.5. Consents. Other than the Consent and Instruction Letter and the UCC financing statements required to be filed under this Agreement, the execution and delivery by Seller of the Transaction Documents to which Seller is party, the performance by Seller of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer and conveyance of the Purchased Receivables to Purchaser and the granting of the security interest therein) do not require any Consent from, notice to, action or registration by or filing with any Governmental Entity or any other Person.

Section 4.6. Litigation. Except as disclosed on Exhibit C, to the Knowledge of Seller as of the Closing Date, there is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of Seller, threatened in respect of the Purchased Receivables, the Products or otherwise, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Entity pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries in respect of the Products, the Purchased Receivables or otherwise, that, in either case, (i) if adversely determined, could reasonably be expected to result in a Seller Material Adverse Effect, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents. To the Knowledge of Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

Section 4.7. Brokers Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.8. Depomed Agreements.

(a) Depomed Agreements. Attached hereto as Exhibit D is a true, correct and complete listing of each of the Depomed Agreements and all amendments and modifications thereto as of the Closing Date, true and correct copies of which have previously been provided to Purchaser.

(b) Validity and Enforceability of Depomed Agreements. Each of the Depomed Agreements is a valid, binding and enforceable obligation of Seller, and to the Knowledge of Seller, of the Counterparties, as applicable, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, and other laws of general application relating to or affecting creditors’ rights generally. As of the Closing Date, Seller has not received any written notice from any Counterparty challenging the validity or enforceability of any Depomed Agreement or any obligation of such parties to pay the Royalty Payments or perform their respective obligations thereunder.

(c) No Waivers, Releases. Seller has not granted any material waiver under the Depomed Agreements and has not released any Counterparty in whole or in part, from any of its material obligations under the Depomed Agreements, except, in each case, to the extent set forth in the Depomed Agreements. To the Knowledge of Seller, no Counterparty has granted any material waiver under the Depomed Agreements to any other Person, nor has any Counterparty released any other Person in whole or in part, from any of its material obligations under the Depomed Agreements.

(d) No Termination, Force Majeure, etc. Seller has not (i) given any Counterparty any notice of termination of any of the applicable Depomed Agreements or of Force Majeure thereunder or (ii) received from any Counterparty any written notice of termination of any of the Depomed Agreements or of Force Majeure thereunder, nor, to the Knowledge of Seller, has any Counterparty given or received any such notice. To the Knowledge of Seller, no event has occurred and is continuing that would give any party to the Depomed Agreements a right to terminate any of the Depomed Agreements. Seller has not received any notice from any Counterparty expressing any intention or desire to terminate any of the Depomed Agreements, nor, to the Knowledge of Seller, has any Counterparty given or received any such notice.

(e) No Breaches. Seller has not breached any provision of the Depomed Agreements in any material respect, and, to the Knowledge of Seller, no Counterparty has breached any provision of the applicable Depomed Agreements in any material respect.

(f) Payments Made. As of the Closing Date, Seller has received from each Counterparty (or its predecessor in interest), as applicable, the full amount of all Royalty Payments required to be made pursuant to the applicable Depomed Agreements. None of the Royalty Payments listed in the Royalty Reports were received by the Seller from the applicable Counterparty (or its predecessor in interest) more than ten (10) calendar days after the due date therefor.

(g) No Royalty Deductions. The Royalty Payments have not been, and to the Knowledge of Seller are not, as of the date hereof, subject to any deductions or offsets.

(h) Sublicenses. Except as attached hereto as Exhibit D, Seller has not received any written notice of, and, to the Knowledge of Seller, no Counterparty (or its predecessor in interest, as applicable) has granted, any sublicense of such Counterparty’s rights under the applicable Depomed Agreements.

(i) No Assignments. Except for the assumption of the Depomed Agreements by Depomed, Seller has not consented to any assignment by a Counterparty of, and, to the Knowledge of Seller, no Counterparty has assigned any of, the Depomed Agreements or any part thereof. Except as contemplated by this Agreement, Seller has not assigned, in whole or in part, and has not granted any liens upon or security interests with respect to, the Depomed Agreements or the Receivables.

(j) Audits. Seller has not initiated any audit or examination of the books and records of Depomed (or its predecessor in interest) by an independent auditor in order to verify any previously-delivered Royalty Reports.

(k) Receivables. Except as set forth on Exhibit C, to the Knowledge of Seller, no event has occurred or fact exists that is likely to lead to a material reduction of the amount or frequency of the Royalty Payments.

(l) Representations and Warranties of Seller. All of the representations and warranties of Seller in the Depomed License Agreement remain true and correct as if made on the date hereof, except for the effects of the transactions set forth in such agreements.

(m) No Other Agreements. Other than the Depomed Agreements, there are no other Contracts between Seller and the Counterparties related to the Products in the Territory, and, to the Knowledge of Seller, there are no Product Agreement other than the Depomed Agreements.

Section 4.9. Title to Purchased Receivables. Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in and to the Purchased Receivables and has good, valid and indefeasible title thereto, free and clear of all Adverse Claims (other than Permitted Adverse Claims). The Purchased Receivables sold, assigned, transferred and conveyed to Purchaser on the Closing Date have not been pledged, sold, contributed, assigned, transferred or conveyed by Seller to any other Person. Seller has full right to sell, assign, transfer and convey the Purchased Receivables (and grant a security interest therein) to Purchaser. Upon the sale, assignment, transfer and conveyance by Seller of the Purchased Receivables to Purchaser, Purchaser shall acquire good, valid and indefeasible title to the Purchased Receivables free and clear of all Adverse Claims arising through the Seller, and shall be the exclusive owner of the Purchased Receivables.

Section 4.10. Product Related IP.

(a) Seller has not received any written notice of, and, to the Knowledge of Seller, there are not as of the Closing Date, any pending or threatened litigations, interferences, reexaminations, oppositions or like proceedings involving any Product Related IP as listed in the FDA Orange Book as of the Closing Date.

(b) To the Knowledge of Seller, all of the Product Related IP is valid and enforceable.

(c) Seller has not, and, to the Knowledge of Seller, no Counterparty has, received any written notice of any claim by any Person challenging the ownership of the rights of Seller or the Counterparties in and to, or the validity or enforceability of, the Product Related IP, or asserting that the manufacture, sale, offer for sale or use of the Product infringes such Person’s patents or other Intellectual Property rights, other than for any challenges having been finally settled with the claimants under certain Paragraph IV settlement agreements as described on Exhibit C hereto.

(d) To the Knowledge of Seller, (i) no third party Intellectual Property rightshave been, or are or will be infringed by the manufacture, sale, offer for sale or use of the Products, and (ii) no Person is infringing any of the Product Related IP.

Section 4.11. Development of Competitive Products. None of Seller or any of its Affiliates is involved in the development of any products reasonably likely to lead to a reduction or termination of any Royalty Payments under the Product Agreements, nor, to the Knowledge of Seller as of the Closing Date, is any Counterparty engaging in any such development action.

Section 4.12. Compliance with Laws. None of Seller or any of its Subsidiaries (a) has violated or is in violation of, or, to the Knowledge of Seller, is under investigation with respect to or has been threatened to be charged with or been given notice of any violation of, any applicable Law or any Judgment, or (b) is subject to any Judgment except, in each case, to the extent any such violation, investigation, threat or Judgment could not reasonably be expected to have a Seller Material Adverse Effect. Each of Seller and its Subsidiaries is in compliance with the requirements of all Laws except to the extent any such failure to be in compliance could not reasonably be expected to have a Seller Material Adverse Effect.

Section 4.13. UCC Representations and Warranties. Seller’s exact legal name is, and since its formation has been, “APR Applied Pharma Research S.A.”. Seller has no office, ongoing operations or physical assets located within the United States, and Seller’s registered office is Via Corti 5, 6828 Balerna, Switzerland, and since its formation has been registered in Switzerland.

Section 4.14. Solvency. Upon consummation of the transactions contemplated hereby and the application of the Closing Payment received by Seller on the Closing Date, (i) the present fair saleable value of Seller’s assets is not less than the amount that will be required to pay its probable liabilities on its existing debts and other obligations, including contingent liabilities, as they become absolute and matured, (ii) Seller will not have unreasonably small capital with which to engage in its business, and (iii) Seller has not incurred, and does not have present plans or intentions to incur, debts or other liabilities beyond its ability to pay such debts or other liabilities as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, would reasonably be expected to become an actual or matured liability.

Section 4.15. Disclosure. All information heretofore furnished by Seller or any of its Affiliates to Purchaser for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Seller to Purchaser is and will be true and accurate in all material respects on the date such information is furnished and does not and will not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby represents and warrants to Seller that as of the date hereof:

Section 5.1. Existence. Purchaser is duly organized, validly existing and in good standing under the laws of its state of Delaware. Purchaser has all power and authority, and all Consents of all Governmental Entities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under this Agreement except where the failure to have such Consents could not reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by applicable Law except where the failure to be so qualified or in good standing could not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.2. Authorization. Purchaser has the requisite power to enter into this Agreement and to consummate the transactions contemplated hereby. The entry into the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by Purchaser. Each of the Transaction Documents to which Purchaser is a party has been duly executed and delivered by Purchaser.

Section 5.3. Enforceability. Each of the Transaction Documents to which Purchaser is a party constitutes a valid, binding and enforceable obligation of Purchaser, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, and other laws of general application relating to or affecting creditors’ rights generally.

Section 5.4. Absence of Conflicts. The execution, delivery and performance of the Transaction Documents by Purchaser and the consummation of the transactions contemplated therein do not and will not (a) contravene any provision of Purchaser’s certificate of formation, by-laws, or similar formation documents, (b) constitute a breach by Purchaser of, or result in a default under or cause the acceleration of any payments pursuant to any Contract to which Purchaser is a party or by which any of its assets are bound or (c) violate any provision of Law applicable to Purchaser, except in the case of clause (c) to the extent any such breach, default or violation could not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.5. Consents. Other than the UCC financing statements required to be filed under this Agreement, the execution and delivery by Purchaser of the Transaction Documents to which Purchaser is party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any Consent from, notice to, action or registration by or filing with any Governmental Entity or any other Person.

Section 5.6. Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of Purchaser, threatened at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Entity pending or, to the knowledge of Purchaser, threatened against Purchaser, that, in either case, (i) if adversely determined, could reasonably be expected to result in a Purchaser Material Adverse Effect, or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which Purchaser is party. To the knowledge of Purchaser, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

Section 5.7. Brokers Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Purchaser who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1. Performance of Product Agreements. Seller agrees that it shall perform all of its obligations under the Product Agreements in all material respects.

Section 6.2. Misdirected Payments; Offsets by Counterparties.

(a) Payments to Purchaser. If Seller or its Affiliate shall, notwithstanding the provisions of the Consent and Instruction Letter or any similar Transaction Document delivered from time to time, receive from, or on behalf of, any Counterparty any Purchased Receivables, Seller shall promptly, and in any event no later than five (5) Business Days, following the receipt by Seller or its Affiliate of such Purchased Receivables, remit to Purchaser such Purchased Receivables.

(b) Payments to Seller. If Purchaser shall receive any Royalty Payment that does not consist entirely of Purchased Receivables, Purchaser shall promptly, and in any event no later than five (5) Business Days, following the receipt of such Royalty Payment, remit to Seller the portion, if any, of such Royalty Payment that does not constitute Purchased Receivables.

(c) Offsets by Counterparty. If any Counterparty sets off against the Purchased Receivables any amount owing from Seller to such Counterparty in respect of any right of such Counterparty against Seller arising from or in connection with any matter other than the Purchased Receivables or any claims by any Counterparty against Purchaser unrelated to the Purchased Receivables or the transactions described herein, then Seller shall promptly, and in any event no later than twenty (20) Business Days, following the date on which Seller becomes aware of such set-off, pay to Purchaser a sum equal to such set-off amount. After Seller makes the payment referred to in the first sentence of this Section 6.2(c), Seller shall be entitled to, and Purchaser shall not be entitled to, any amounts recovered from such Counterparty in respect of such set-off. To the extent any Counterparty sets off against the Receivables generally any amount owing from Seller to such Counterparty in respect of any right of such Counterparty against Seller arising from or in connection with the Receivables generally, no more than the Pro Rata Portion of such set off amount(s) shall be allocated to the Purchased Receivables.

(d) Remittances. All remittances pursuant to this Section 6.2 shall be made (i) without set-off or deduction of any kind (except as required by applicable Law) and (ii) by wire transfer of immediately available funds to the account set forth in Exhibit A (if the payee is Seller) or Exhibit B (if the payee is Purchaser) or to such other account as the relevant payee may designate in writing (such designation to be made at least five (5) Business Days prior to any such payment).

(e) Payments Held In Trust. Each party hereto agrees that it shall hold any amounts received by it to which the other party hereto is entitled under Section 6.2(a) or Section 6.2(b) in trust for the sole benefit of the other party and agrees that it shall have no right, title or interest whatsoever in such amounts.

Section 6.3. Royalty Reports; Notices; Correspondence.

(a) Royalty Reports. Promptly, and in any event no later than five (5) Business Days, following the receipt by Seller of a written notice from Purchaser certifying that a Counterparty has not furnished Purchaser with a Royalty Report delivered in respect of a Product Agreement prior to the date of such written notice from Purchaser (and covering a period that falls within the Purchased Royalty Period), Seller shall furnish a copy of such Royalty Report (if Seller shall have received such Royalty Report) to Purchaser, provided that the Purchaser shall not have directly received a copy of such notice from a Counterparty.

(b) Notices; Correspondence. Promptly, and in any event no later than five (5) Business Days, following the receipt by Seller of any material written notice or material written correspondence relating to, or involving, the Products, the Product Agreements and of the Receivables generally, Seller shall furnish a copy of such notice or correspondence to Purchaser, provided that the Purchaser shall not have directly received a copy of such notice from a Counterparty. Seller shall not send any material written notice or correspondence to any Counterparty relating to, or involving, the Products, the Product Agreements and or the Receivables generally, in each case, without the prior written consent of Purchaser (such consent not to be unreasonably withheld or delayed given the timelines involved), unless the sending of such notice or correspondence could not reasonably be expected to adversely affect in any material respect the value of the Purchased Receivables, and Seller shall promptly provide to Purchaser a copy of any such notice or correspondence sent by Seller to such Counterparty.

Section 6.4. Inspections and Audits of Counterparties.

(a) Consultation. Seller and Purchaser shall consult and cooperate with each other regarding, the timing, manner and conduct of any examination of a Counterparty’s books and records with respect to Net Sales and Royalty Payments pursuant to a Product Agreement.

(b) Examinations and Audits. If requested by Purchaser, Seller shall, cause an examination, audit or inspection to be made of a Counterparty’s books and records with respect to Net Sales, Royalty Payments and/or Royalty Reports generally; provided, however, that Purchaser shall not be entitled to request such an examination more frequently than once every calendar year without the approval of Seller. With respect to any such examination, Purchaser, with the reasonable consent of the Seller, shall select such independent auditor for such purpose. The Pro Rata Portion of the expenses of any such examination (including the fees and expenses of any independent auditor) that would otherwise be borne by Seller pursuant to the applicable Product Agreement shall instead be borne (as such expenses are incurred) by Purchaser, provided that the Pro Rata Portion of any reimbursement by the applicable Counterparty of any such audit expenses shall belong to Purchaser.

Section 6.5. Amendment of Product Agreements; Waivers. Seller shall provide Purchaser a copy of any proposed amendment, supplement, modification, waiver or request for approval of any material item or action by or on behalf of a Counterparty (each a “Modification”) of any provision of the Product Agreements (other than any Modification that does not relate to the Product or the Purchased Receivables) as soon as practicable and in any event not less than ten (10) Business Days prior to the date Seller proposes to execute such Modification. Seller shall not, without the prior written consent of Purchaser, execute or agree to execute any proposed Modification if such Modification could reasonably be expected to adversely affect the Purchased Receivables or the value thereof (it being understood and agreed that any proposed Modification to the provisions of any Product Agreements governing the amount or calculation of the Receivables or the procedures for payment of the Receivables shall be deemed, for purposes of this Section 6.5, to have such an effect). From and after the Closing Date, Seller agrees that it shall not in any way cause or request any Counterparty to alter the amount or timing of their Royalty Payments without the written consent of the Purchaser. Promptly, and in any event within five (5) Business Days, following receipt by Seller of a fully executed Modification of the Product Agreements, Seller shall furnish a copy of such Modification to Purchaser.

Section 6.6. Enforcement of Product Agreements.

(a) Notice of Counterparty Breaches. Promptly, and in any event within five (5) Business Days, following a breach of any of the Product Agreements by Seller or any Counterparty becoming Known to Seller that, in Seller’s good faith judgment, could reasonably be expected to adversely affect in any material respect the Purchased Receivables or the value thereof, Seller shall provide notice of such breach to Purchaser. In addition, Seller shall provide to Purchaser a copy of any written notice of breach of the Product Agreements delivered or received by Seller as soon as practicable and in any event no later than five (5) Business Days following such delivery or receipt.

(b) Enforcement of Product Agreements. Seller and Purchaser shall consult and cooperate with each other regarding any breach referred to in Section 6.6(a) and the timing, manner and conduct of any enforcement of Seller and/or any Counterparty’s obligations under the Product Agreements relating thereto. If reasonably requested by Purchaser within twenty (20) Business Days after receipt of notice of such breach pursuant to Section 6.6(a), Seller shall proceed to enforce compliance by the Counterparty with the relevant provisions of the Product Agreements and to exercise such rights and remedies relating to such breach as shall be available to Seller, whether under the Product Agreements or by operation of applicable Law.

(c) Allocation of Proceeds and Costs of Enforcement. The Pro Rata Portion of any Proceeds of any enforcement of a Counterparty’s obligations under the Product Agreements relating to the Purchased Receivables pursuant to this Section 6.6, after deduction of all costs and expenses (including attorneys’ fees and expenses) incurred by Seller and/or Purchaser in connection with such enforcement, shall belong to Purchaser. The Pro Rata Portion of all costs and expenses (including attorneys’ fees and expenses) of any enforcement pursuant to this Section 6.6 (other than any costs and expenses of Seller to the extent such amounts are specifically satisfied out of the Proceeds of such enforcement) shall be borne by Purchaser, provided that the Pro Rata Portion of any reimbursement by a Counterparty of these expenses shall belong to Purchaser.

Section 6.7. Termination of Product Agreements. In no event shall Seller exercise any right to terminate any of the Product Agreements, or agree with a Counterparty to terminate any of the Product Agreements, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld).

Section 6.8. Approval of Assignments of Product Agreements.

(a) Promptly, and in any event within five (5) Business Days, following receipt by Seller of a request from a Counterparty for consent to assign its rights, or delegate its duties, under any of the Product Agreements, Seller shall provide notice of such request to Purchaser. Seller and Purchaser shall consult with each other regarding whether to grant such consent. In any event, Seller shall not grant such consent without the prior written consent of Purchaser (which consent shall not be unreasonably withheld).

(b) Seller may not assign its rights, or delegate its duties, under any of the Product Agreements or otherwise sell, transfer or grant any lien on any of the Product Related IP without the prior written consent of Purchaser (which consent shall not be unreasonably withheld); provided, that Seller may, without the prior written consent of Purchaser, assign all, but not less than all, of the Product Agreements and its interest in the Product Related IP to any Person that acquires all or substantially all of Seller’s business or assets (whether through an asset purchase agreement, stock purchase agreement, merger agreement or otherwise) if Seller also assigns this Agreement to such Person and such Person agrees in writing to be bound by the terms of this Agreement.

(c) Promptly, and in any event no later than five (5) Business Days, following receipt of any executed assignment of rights, or delegation of duties, under any of the Product Agreements by a Counterparty or Seller, Seller shall furnish a copy of such assignment or delegation to Purchaser.

Section 6.9. Consent and Instruction Letter. Prior to the Threshold Date, Seller shall not, without Purchaser’s prior written consent, deliver any inconsistent directions to any Counterparty regarding the payment of the Purchased Receivables or the delivery of Royalty Reports to Purchaser of the type referred to in the Consent and Instruction Letter or any similar Transaction Documents entered into from time to time.

Section 6.10. Public Announcements; Use of Names. Neither party shall, and each party shall instruct its Affiliates not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

Section 6.11. Taxes. Seller and Purchaser agree that for United States federal income tax purposes, (i) any and all Purchased Receivables remitted by Seller to Purchaser pursuant to Section 6.2(a) or otherwise under this Agreement shall be treated as received by Seller as agent for Purchaser, and (ii) any and all amounts remitted by Seller to Purchaser pursuant to Section 6.2(a) of this Agreement shall be treated as remittances of amounts collected by Seller on behalf of Purchaser. Each party hereto agrees to provide (to the extent it is legally eligible to do so) any tax forms that any other party hereto or a Counterparty may reasonably request in order to comply with applicable tax Law.

Section 6.12. Remittance of Previously Received Purchased Receivables; Further Actions. From and after the Closing Date, each of Purchaser and Seller shall, at the expense of the requesting party, execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Agreement and to give full effect to and consummate the transactions contemplated by this Agreement. Seller shall promptly, but in any event no later than two (2) Business Days after the Closing Date, remit to Purchaser any payments made by or on behalf of a Counterparty on or before the Closing Date that constitute or otherwise relate to the Purchased Receivables.

Section 6.13. Intellectual Property Matters.

(a) Administration. Seller shall, or shall cause the applicable Counterparty to, diligently administer the prosecution, maintenance, defense and enforcement of all Product Related IP owned or licensed by Seller (including any Outstanding Litigation), in accordance with and subject to the Product Agreements, as applicable, and in consultation with the applicable Counterparty (to the extent required or deemed appropriate by Seller) and Purchaser.

(b) Costs. All costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection with the prosecution, maintenance, defense or enforcement of the Product Related IP (including any Outstanding Litigation) shall, to the extent not reimbursed to Seller by a Counterparty pursuant to the applicable Product Agreement, be borne by Seller.

(c) Allocation of Proceeds. The Pro Rata Portion of Proceeds (if any) of any enforcement or defense of the Product Related IP, after Seller shall have recovered all costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection therewith, shall belong to Purchaser. In the event the Proceeds include payment in respect of the Purchased Receivables and any other amounts, the parties agree to allocate the Proceeds between Purchaser and Seller in the proportion following the nature of the Proceeds and the rights under this Agreement.

(d) Monitoring. Purchaser shall have the right to retain, at its sole expense, outside counsel, who shall be permitted (together with Purchaser), where and when reasonably practical, to consult with Seller and its counsel regarding the prosecution, maintenance, enforcement and defense of the Product Related IP (including the Outstanding Litigation) and any actions taken or proposed to be taken by Seller in respect thereof. Seller and its counsel shall (i) give reasonable consideration to the views of Purchaser and their counsel with respect to the subject matter of this Section 6.13(d) and (ii) provide Purchaser with such information with respect to the subject matter of this Section 6.13(d) as Purchaser may, from time to time, reasonably request.

Section 6.14. Additional License Agreements.

(a) Consultation. Seller shall provide Purchaser a copy of any proposed Additional License Agreement as soon as practicable and in any event not less than ten (10) Business Days prior to the date Seller proposes to execute such Additional License Agreement. Seller agrees to consult with Purchaser regarding any such proposed agreements and Seller shall not, without the prior written consent of Purchaser, not to be unreasonably withheld or delayed, execute or agree to execute any proposed Additional License Agreement. Promptly, and in any event within five (5) Business Days, following receipt by Seller of a fully executed Additional License Agreement, Seller shall furnish a copy of such agreement to Purchaser.

(b) Payment Direction. Any Additional License Agreement, or consent and notice letter shall executed in connection therewith among the applicable Counterparty, Seller and Purchaser, shall contain payment instructions for the payment of the Purchased Receivables to Purchaser.

(c) Replacement. In the event of the termination of the Depomed Agreements, Seller agrees to use commercially reasonable efforts to enter into Product Agreements with suitable replacement Counterparties as soon as practicable. In the event Seller is unable or unwilling to secure one or more replacement Product Agreements within one hundred twenty (120) days of any such termination, Seller agrees that Purchaser shall have the right to negotiate a replacement agreement and grant a license to the Product Related IP on substantially the same terms to those in the Depomed Agreements provided that Purchaser shall not be entitled to grant any license or bind the Seller in any way beyond the Threshold Date without the Seller’s express consent which may be withheld or denied in the Seller’s sole discretion.

(d) Manufacture of Product by Seller. For the avoidance of doubt, to the extent that Seller and or its Affiliate engages in any direct sale, manufacture or other transfer of the Product within the Territory (other than pursuant to a Product Agreement), the definitions of Net Sales and Royalties shall include any and all amounts received by Seller and/or its Affiliate in relation thereto and the subject matter of this Agreement shall be deemed to cover the amounts received by Seller and/or its Affiliate in connection therewith. In the event that Seller and/or its Affiliate engage in any such direct sale, marketing or transfer of the Product in the Territory, Seller and Purchaser shall reasonably cooperate to amend this Agreement accordingly.

Section 6.15. Joint Account. In connection with the Original Royalty Purchase Agreement, Seller and Purchaser established a joint account to receive all payments received by or for the benefit of Seller under the Depomed Agreements (the “Joint Account”). The Joint Account shall provide for either (i) an immediate sweep to Purchaser of all amounts deposited therein that represent the Purchased Receivables and the Receivables purchased by Purchaser pursuant to the Original Purchase Agreement (i.e. an immediate sweep to Purchaser of 50% of all amounts deposited in the Joint Account) with all remaining amounts in such Joint Account on such date of determination to be swept to Seller, or (ii) all withdrawals or transfers from such account requiring the consent of both Purchaser and Seller. Seller and Purchaser shall execute and deliver an “Amended Payment Instruction Letter” (as defined in that certain letter agreement, dated as of the date hereof, between Seller, Purchaser and Depomed) to Depomed on the Closing Date. Notwithstanding anything set forth herein to the contrary, Seller agrees to transfer to Purchaser (within three (3) Business Days of receipt thereof) by wire transfer in United States dollars to the deposit account set forth in Exhibit B hereto, any and all amounts received by Seller that represent the Purchased Receivables. Seller and Purchaser shall share at fifty percent/fifty percent (50%/50%) respectively the costs and expenses of the Joint Account (including the costs and expenses to be paid under the Original Purchase Agreement).

ARTICLE VII

INDEMNIFICATION

Section 7.1. Obligation of Parties to Indemnify.

(a) Indemnification by Seller. Subject to the limitations set forth in this Article VII, Seller shall indemnify, defend and hold harmless, Purchaser, its Affiliates and their respective employees, officers, directors and agents (each, a “Purchaser Indemnified Party”) against any and all losses, liabilities, expenses (including reasonable attorneys’ fees and expenses in connection with any third party action, suit or proceeding) and damages (collectively, “Losses”) incurred by any of them, to the extent arising or resulting from any of the following:

(i) any breach of any representation or warranty made by Seller in this Agreement or any other Transaction Document delivered to Purchaser in connection herewith;

(ii) any breach of any covenant of Seller contained in this Agreement or any other Transaction Document delivered to Purchaser in connection herewith; and

(iii) any obligations of Seller in accordance with Section 2.3 hereof.

(b) Indemnification by Purchaser. Subject to the limitations set forth in this Article VII, Purchaser shall indemnify Seller, its Affiliates and their respective employees, officers, directors and agents (each a “Seller Indemnified Party”) against any and all Losses incurred by any of them, to the extent arising or resulting from any of the following:

(i) any breach of any representation or warranty made by Purchaser in this Agreement or any other Transaction Document delivered to Seller in connection herewith; and

(ii) any breach of any covenant of Purchaser contained in this Agreement or any other Transaction Document delivered to Seller in connection herewith.

Section 7.2. Procedures Relating to Indemnification for Third Party Claims.

(a) Notice of Third Party Claim. In order for a party (an “Indemnified Party”) to be entitled to any indemnification under this Article VII in respect of Losses arising out of or involving a claim or demand made by any Person other than Purchaser or Seller against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”), the Indemnified Party must notify the party from whom indemnification is sought under this Article VII (the “Indemnifying Party”) promptly in writing (including in such notice a brief description of the Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) Defense of Third Party Claims. The Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party (so long as such counsel is not reasonably objected to by the Indemnified Party) if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any indemnifiable Losses resulting from such Third Party Claim; (ii) such Third Party Claim involves (and continues to involve) solely monetary damages which are not reasonably likely to exceed the applicable amount in Section 7.4(a) or (b), as applicable; (iii) such Third Party Claim does not relate to or arise in connection with any criminal action; (iv) the Indemnifying Party makes reasonably adequate provision to satisfy the Indemnified Party of the Indemnifying Party’s ability to defend, satisfy and discharge such Third-Party Claim; (v) no defense exists for the Indemnified Party which is not available to the Indemnifying Party; and (vi) if the named parties to such Third Party Claim (including impleaded parties) include both the Indemnifying Party and the Indemnified Party, representation of both parties by the same counsel would not be inappropriate due to actual or potential differing interests between them (as determined by the Indemnified Party in its reasonable discretion) (collectively, the “Defense Conditions”). If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within five (5) Business Days after receiving written notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps, (ii) the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all indemnifiable Losses relating to the matter, or (iii) if any of the Defense Conditions cease to be satisfied for any reason, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith, and the Indemnified Party shall have the right to compromise or settle such Third Party Claim with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) and, if settled with such consent, or if there is a final judgment against the Indemnified Party, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. In the event the Indemnifying Party has assumed control of the defense of the Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided that such counsel is not reasonably objected to by the Indemnifying Party and the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party in the defense of a Third Party Claim for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third Party Claim).

(c) Cooperation. The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability (if any) in connection with such Third Party Claim and which (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party, (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim and (iii) does not provide for injunctive relief or other relief relating to such Indemnified Party other than monetary damages.

Section 7.3. Procedures Relating to Indemnification for Other Claims. In order for an Indemnified Party to be entitled to any indemnification under this Article VII in respect of Losses that do not arise out of or involve a Third Party Claim, the Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.

Section 7.4. Limitations on Indemnification.

(a) Seller. Notwithstanding anything in this Agreement to the contrary, Seller shall not have any liability under any clause of Section 7.1(a) (i) in excess of an amount, as of any date of determination, equal to the Indemnification Cap minus the Total Net Amount or (ii) to the extent any Losses were suffered or incurred by Purchaser Indemnified Party as a result of such Purchaser Indemnified Party’s gross negligence, willful misconduct or fraud.

(b) Purchaser. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have no liability under any clause of Section 7.1(b) (i) in excess of an amount, as of any date of determination, equal to the Indemnification Cap minus the amount of the Purchase Price actually paid by Purchaser to Seller plus any unpaid Sharing Payment due and owing by Purchaser to Seller as of such date of determination or (ii) to the extent any Losses were suffered or incurred by a Seller Indemnified Party as a result of such Seller Indemnified Party’s gross negligence willful misconduct or fraud.

Section 7.5. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing Date solely for purposes of this Article VII and shall terminate on the date that is ninety (90) days following the Threshold Date. No party hereto shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other party hereto shall have delivered a notice to such party, pursuant to Section 7.2(a) or Section 7.3, claiming such a liability or obligation under Section 7.1, prior to such date of termination.

Section 7.6. Exclusive Remedy. Other than for claims for equitable relief or as otherwise specifically set forth in this Agreement, the parties hereto acknowledge and agree that, from and after the Closing Date, this Article VII (including Section 7.4 and Section 7.5) shall provide such parties’ sole and exclusive remedy with respect to any matter or claim arising out of, relating to, or in connection with, this Agreement and the transactions contemplated hereby, except that any such claim or matter based upon fraud, willful misrepresentation or willful misconduct shall not be subject to or limited by this Article VII and each of Purchaser and Seller accordingly preserves all remedies available with respect to any such claim or matter based thereon under applicable Law.

Section 7.7. Limitations on Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall either party hereto be liable for any consequential, exemplary or punitive damages unless such damages are payable to a third party in connection with a Third Party Claim or are based upon fraud, willful misrepresentation or willful misconduct.

Section 7.8. Termination.

(a) Ordinary Termination. The parties agree that this Agreement, including all rights granted by Seller to Purchaser hereunder and including the power of attorney granted hereunder, shall automatically terminate on the Threshold Date without the need of any Notice of termination. Upon such termination, (i) all ownership interests or other Adverse Claims arising through Purchaser in the Purchased Receivables and any other property in respect of which an ownership interest or Adverse Claim was granted by Seller, or otherwise arose, in favor of Purchaser pursuant to the Transaction Documents, shall be automatically, and without the need for any further action, terminated and released, (ii) Purchaser shall, at its own sole cost and expense, deliver and, where applicable, execute and endorse such agreements, documents and instruments evidencing or effecting the release of the security interests, liens and other Adverse Claims in the Purchased Receivables and any other property in respect of which an Adverse Claim was granted by Seller, or otherwise arose, in favor of Purchaser pursuant to any Transaction Documents as may be reasonably requested and prepared from time to time by Seller and reasonably acceptable to Purchaser and (iii) Seller may amend, terminate or otherwise modify any financing statements filed against Seller without the consent of Purchaser. In addition, following the Threshold Date, at the written request of Seller, Purchaser shall deliver an instruction letter, in form and substance reasonably satisfactory to Seller, to any Counterparty directing them to remit all Royalty Payments and related reports directly to Seller and otherwise terminating and revoking all instructions and powers of attorney set forth or referred to in the Consent and Instruction Letter or similar letter delivered from time to time, and, if Purchaser fails to deliver such a letter to any Counterparty within ten (10) Business Days of such request, Purchaser hereby authorizes Seller to deliver such a letter to such Counterparty on behalf of Purchaser. Notwithstanding the forgoing, Sections 7.5, 6.2, 6.10, 6.12 and Article VIII shall survive any such termination of this Agreement.

(b) Extraordinary Termination by Seller. Seller shall have the right to terminate this Agreement by written Notice to Purchaser only and exclusively in the event that: (i) there is no good faith dispute between Seller, Purchaser and/or Depomed in relation to any Royalty Reports that have not been resolved to Purchaser’s satisfaction, (ii) Purchaser shall have received all amounts due and owing, as of such date of determination, to Purchaser pursuant to this Agreement and that certain letter agreement dated on or about the date hereof among Depomed, Seller and Purchaser (the “Depomed Consent”), (iii) Purchaser is in default with any of its payment obligations under Sections 2.1(b)(ii), 2.1 (b)(iii) and/or 2.1(c) above and (iv) such default shall not have been fully cured by Purchaser within thirty (30) calendar days following Purchaser’s receipt of Notice of such payment default by Purchaser; provided, that Seller shall not be in default with any of its material obligations under this Agreement and the Depomed Consent. Upon such termination, the termination provisions and consequences set forth in Section 7.8(a) above shall apply.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Headings. The captions to the Articles, Sections and subsections hereof are not a part of this Agreement but are for convenience only and shall not be deemed to limit or otherwise affect the construction thereof.

Section 8.2. Notices. Except where expressly provided otherwise in this Agreement, whenever it is provided in this Agreement that notice, demand, request, consent or other communication shall be given to or served upon any party hereto by the other, any such notice demand, request, consent or other communication shall be in writing and personally delivered, sent by certified or registered mail, return receipt requested, by overnight delivery service with confirmation of delivery or by electronic (notices and other communications sent to an e-mail address shall also be sent by overnight delivery service or personal delivery) to the following address or addresses, or such other address or addresses as may be designated from time to time by a party hereto in accordance with this Section 8.2:

If to Seller:	APR Applied Pharma Research s.a.
Via Corti
5 CH 6828 – Balerna, Switzerland
Attn. Paolo Galfetti, CEO

With a copy to:	Badertscher Attorneys
Muehlebachstrasse 32
CH-8024 Zurich, Switzerland
Attn: Thomas M. Rinderknecht

If to Purchaser:	SWK Funding LLC
c/o SWK Holdings
14755 Preston Road, Suite 105
Dallas, Texas 75254
Attn: Brett Pope

With a copy to:	Holland & Knight LLP
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: Ryan Magee

Notice in each of the above cases shall be deemed effective for all purposes (i) upon hand delivery if hand delivered, (ii) three (3) Business Days after posting in the United States Mail if sent by certified mail, or (iii) on the day of confirmed delivery by overnight delivery service, facsimile or email (return receipt requested).

Section 8.3. Payments to Seller and Purchaser. Seller and Purchaser agree that, except as specifically set forth herein, any payment obligations that Seller has to Purchaser under this Agreement shall be separate from, and shall not be aggregated with, any payment obligations that Seller has to Purchaser under the Original Royalty Purchase Agreement, and vice-versa. Similarly, except as specifically set forth herein, any payment obligations that Purchaser has to Seller under this Agreement shall be separate from, and shall not be aggregated with, any payment obligations that Purchaser has to Seller under the Original Royalty Purchase Agreement, and vice-versa.

Section 8.4. Expenses. All reasonable out-of-pocket fees, costs and expenses (including any legal fees) incurred by Seller or Purchaser in connection with the preparation and negotiation of, and entry into, this Agreement and to consummate the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 8.5. Assignment. Neither this Agreement nor any of Seller’s rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred, in whole or in part, by operation of Law or otherwise by Seller without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect; provided, however, that Seller may, without the prior written consent of Purchaser, assign this Agreement to any Person that acquires all or substantially all of Seller’s business or assets (whether through an asset purchase agreement, stock purchase agreement, merger agreement or otherwise) if Seller also assigns all, but not less than all, Product Agreements to such Person and such Person agrees in writing to be bound by the terms of this Agreement.

Section 8.6. Successors and Assigns. Subject to the provisions of Section 8.5, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 8.7. Amendment and Waiver.

(a) This Agreement may be amended, modified or supplemented, or any provision hereof waived, only in a writing signed by Seller and Purchaser.

(b) No failure or delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 8.8. Entire Agreement. This Agreement, including the Exhibits and Schedules attached to this Agreement, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof (the additional Purchased Receivables). All express or implied agreements, arrangements, representations and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement. This Agreement is thus entered into by the parties separately and in addition to the Original Royalty Purchase Agreement and, except as specifically agreed upon herein, no provisions set forth herein shall change or amend the provisions of the Original Royalty Purchase Agreement. Each of the Original Royalty Purchase Agreement and this Agreement shall be read and be interpreted as separate agreements.

Section 8.9. Independent Contractors. The parties hereto recognize and agree that each is operating as an independent contractor and not as a partner, joint venturer, agent or fiduciary of the other.

Section 8.10. No Third Party Beneficiaries. This Agreement is for the sole benefit of Seller and Purchaser and their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 8.11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 8.12. Jurisdiction; Venue; Service Of Process; Waiver of Jury Trial. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the United States District Court for the Southern District of New York, and (b) the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or other proceeding relating hereto in the courts of United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York located in New York County. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of this Agreement and the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York, or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement and the transactions contemplated hereby and thereby may not be enforced in or by any of the above-named courts. EACH OF SELLER AND PURCHASER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY EITHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT AND THE TRANSACIONS CONTEMPLATED HEREIN.

Section 8.13. Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other Governmental Entity of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such term or provision with a new term or provision permitted by applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

Section 8.14. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.

[The remainder of this page is left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized as of the date first above written.

SELLER:

APR APPLIED PHARMA RES 3ARC S.A.

/s/ Paolo Galfetti
Name: Dr. Paolo Galfetti
Title: CEO

PURCHASER:

SWK FUNDING, LLC

/s/ Winston Black
Name: Winston Black
Title: Managing Director